SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[X] Preliminary proxy statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))

[_] Definitive proxy statement

[_] Definitive additional materials

[_] Soliciting material pursuant to ss.240.14a-11(c) or ss.240.14a-12


                               KRONOS INCORPORATED
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

                               KRONOS INCORPORATED
                                400 Fifth Avenue
                          Waltham, Massachusetts 02154

                                                               December 12, 1997


Dear Stockholder:

         We  cordially   invite  you  to  attend  our  1998  Annual  Meeting  of
Stockholders, which will be held at 10:00 a.m. on January 30, 1998 at the offices of the Company, 400 Fifth Avenue, Waltham, Massachusetts 02154.

         At this meeting you are being asked to elect three Class III Directors, approve an amendment to the Company's Restated Articles of Organization to increase the number of authorized shares of Common Stock, approve amendments to the Company's 1992 Equity Incentive Plan and ratify the selection of Ernst & Young LLP as independent auditors for the Company for the 1998 fiscal year. Please read the enclosed Proxy Statement, which describes the nominees for Director and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.

         We hope you will join us on January 30 for our Annual Meeting, but we know that every stockholder will not be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.

                                            Sincerely,
                                            MARK S. AIN
                                            Chairman and Chief Executive Officer

                               KRONOS INCORPORATED
                                400 Fifth Avenue
                          Waltham, Massachusetts 02154

                  NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 30, 1998

         Notice is hereby given that the Annual Meeting of Stockholders of Kronos Incorporated (the "Company") will be held at the offices of the Company, 400 Fifth Avenue, Waltham, Massachusetts 02154, on January 30, 1998 at 10:00 a.m. for the following purposes:

         1. To elect three Class III Directors for the ensuing three years.

         2. To approve an amendment to the Company's Restated Articles of Organization increasing the number of authorized shares of Common Stock from 12,000,000 to 20,000,000 shares.

         3. To approve amendments to the Company's 1992 Equity Incentive Plan (the "Plan"), as set forth in the accompanying Proxy Statement under "Approval of Amendments to 1992 Equity Incentive Plan."

         4. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year.

         5. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

         Only stockholders of record at the close of business on December 4, 1997 will be entitled to notice of and to vote at the Annual Meeting and any and all adjourned sessions thereof. The stock transfer books of the Company will remain open.

                                       By Order of the Board of Directors,
                                       PAUL A. LACY, CLERK

Waltham, Massachusetts
December 12, 1997

         IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               KRONOS INCORPORATED
                                400 Fifth Avenue
                          Waltham, Massachusetts 02154

             Proxy Statement for the Annual Meeting of Stockholders
                         To Be Held on January 30, 1998

         The enclosed form of proxy is solicited on behalf of the Board of Directors of Kronos Incorporated ("Kronos" or the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the offices of the Company, 400 Fifth Avenue, Waltham, Massachusetts 02154, on January 30, 1998 at 10:00 a.m. and at any and all adjourned sessions thereof. A proxy may be revoked by a stockholder, at any time before it is voted, (i) by returning to the Company another properly signed proxy bearing a later date, (ii) by otherwise delivering a written revocation to the Clerk of the Company, or (iii) by attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting in accordance with the instructions contained therein. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

         The expense of soliciting proxies will be borne by the Company. In addition to solicitations by mail, officers and regular employees of the Company, without additional remuneration, may solicit proxies by telephone, telegram and personal interviews from brokerage houses and other shareholders. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies and will pay that firm a fee of $4,000 plus expenses. The Company will also reimburse brokers and other persons for their reasonable charges and expenses incurred in forwarding soliciting materials to their principals.

         The Annual Report of the Company for the fiscal year ended September 30, 1997, is being mailed to the Company's stockholders with this Notice and Proxy Statement on or about December 12, 1997.

         A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to the Treasurer, Kronos Incorporated, 400 Fifth Avenue, Waltham, Massachusetts 02154.

                      Voting Securities and Votes Required

         On December 4, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of ________________ shares of Common Stock of the Company, $.01 par value per share ("Common Stock"). Each share is entitled to one vote.

         The holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

         The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of Directors. The affirmative vote of the holders of the majority of the outstanding shares of Common Stock is required for approval of the proposed amendment to the Company's Restated Articles of Organization. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and properly cast on a matter is required for the amendments to the 1992 Equity Incentive Plan (the "Plan"), and the ratification of the selection of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the current fiscal year.

         Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have the effect of a vote against the proposed amendment to the Company's Restated Articles of Organization and will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of September 30, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each Director and nominee for Director;
(iii) each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below and (iv) all Directors and executive officers of the Company as a group.

         The number of shares beneficially owned by each Director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                                                          Percentage of
                                                                Shares of Common Stock    Common Stock
Name and Address                                                  Beneficially Owned      Outstanding
----------------                                              -------------------------   -------------
Wanger Asset Management, L.P.
 227 W. Monroe Street, Suite 3000
 Chicago, Illinois 60606..........                              934,700(1)                     11.5%

Wellington Management Company, LLP
 75 State Street
 Boston, MA 02109.................                              715,249(2)                      8.8%

Fidelity Entities
 82 Devonshire Street
 Boston, Massachusetts 02109-3614.                              631,000(3)                      7.7%

Acorn Fund, a Series of the Acorn Investment Trust
 227 W. Monroe Street, Suite 3000
 Chicago, Illinois 60606..........
                                                                650,000(4)                      8.0%
Mark S. Ain*......................                              583,849(5)(7)                   7.0%
W. Patrick Decker*................                               33,251(7)                        ^
Richard J. Dumler*................                              196,596(6)(7)                   2.4%
D. Bradley McWilliams*............                              130,665(7)                      1.6%
Lawrence Portner*.................                                2,880(7)                        ^
Samuel Rubinovitz*................                                6,000                           ^
Aron J. Ain.......................                               41,744(7)                        ^
Paul A. Lacy......................                               42,253(7)                        ^
Laura L. Woodburn.................                                4,000(7)                        ^
All Directors and executive officers as a group (13
persons).............                                         1,133,791(8)                     13.4%
------------

  *      Director of the Company
  ^      Less than 1% of the shares of Common Stock outstanding
(1) Represents 650,000 shares of Common Stock beneficially owned by The Acorn Fund, 12,000 shares of Common Stock beneficially owned by Wanger U.S. Smaller Companies Fund, 118,000 shares of Common Stock beneficially owned by Acorn USA, and 154,700 shares of Common Stock beneficially owned by the Oregon State Treasury. Wanger Asset Management, L.P. shares voting and dispositive power with respect to these shares of Common Stock in its capacity as an investment advisor to those entities.
(2) Represents 715,249 shares of Common Stock owned by the investment advisory clients of Wellington Management Company, LLP ("WMC"), with respect to which WMC shares dispositive power. In addition, of these 715,249 shares, WMC shares voting power for 265,199 shares.
(3) Includes 460,550 shares of Common Stock which are beneficially owned by Fidelity Contrafund, and 631,000 shares of Common Stock with respect to which FMR Corp. has sole dispositive power, and which are beneficially owned by Fidelity Management & Research Company, an investment advisor to various Fidelity funds.
(4) The Acorn Fund, a Series of the Acorn Investment Trust, shares voting and dispositive power over these shares of Common Stock with Wanger Asset Management, L.P., its investment advisor.
(5) Mr. Mark Ain's address is c/o Kronos Incorporated, 400 Fifth Avenue, Waltham, MA, 02154.
(6) Includes 190,126 shares of Common Stock held by Lambda CFD 1987, L.P. and Lambda III, L.P. of which Lambda Management, L.P. is the sole general partner. Mr. Dumler is a general partner of Lambda Management, L.P.
(7) Includes the following shares of Common Stock issuable upon the exercise of outstanding stock options which may be exercised within 60 days after September 30, 1997: Mr. Mark Ain: 122,200; Mr. Decker:
         27,250; Mr. Dumler: 720; Mr. McWilliams: 2,880; Mr. Portner: 720; Mr. Aron Ain: 40,100; Mr. Lacy: 39,950; Ms. Woodburn: 4,000.
(8) Includes 281,845 shares of Common Stock issuable upon the exercise of outstanding stock options held by executive officers and Directors of the Company which may be exercised within 60 days after September 30, 1997. Also includes shares of Common Stock held by affiliates of Directors (See footnote (6)).

                              ELECTION OF DIRECTORS

         The Company's Restated Articles of Organization and Amended and Restated By-Laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 1999, 2000 and 2001, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are generally elected for a full term of three years to succeed those whose terms are expiring.

         The Board of Directors has voted to fix the number of Directors at seven and to fix the number of Class II Directors at two. There are currently two Class I Directors, one Class II Director and three Class III Directors.

         The Company is in the process of identifying a candidate to fill the Class II vacancy, but does not expect that such candidate will be identified prior to the Annual Meeting. The Company's Restated Articles of Organization and Amended and Restated By laws permit the Board of Directors to fill any vacancy on the Board without the approval of the Company's stockholders. It is currently expected that the Board will identify a suitable candidate and fill the Class II vacancy at some time after the Annual Meeting.

         Unless otherwise instructed, the enclosed proxy will be voted to elect the persons named below as Class III Directors for a term of three years expiring at the 2001 annual meeting of stockholders and until their respective successors are duly elected and qualified.

         All nominees are currently serving as Directors of the Company. If any nominee should become unavailable, the enclosed proxy may be voted for a substitute nominee designated by the Board of Directors, unless instructions are given to the contrary. The Board of Directors does not anticipate that any of the nominees will become unavailable. The Company has no nominating committee and all nominations are made by the Board of Directors.

         The following table sets forth the name, age, length of service as a Director of each member of the Board of Directors, including the nominees for Class III Directors, information given by each concerning all positions he holds with the Company, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he serves as a Director. Information with respect to the number of shares of Common Stock beneficially owned by each Director, directly or indirectly, as of September 30, 1997, appears above under the heading "Security Ownership of Certain Beneficial Owners and Management."

                        Nominees for Class III Directors
                             Terms Expiring in 2001

Mark S. Ain, 54
Chief Executive Officer, Chairman of the Board and Director

         Mark S. Ain, a founder of the Company, has served as Chief Executive Officer, Chairman of the Board and a Director of the Company since its organization in 1977. He also served as President from 1977 through September 1996. From 1974 to 1977, Mr. Ain operated his own consulting company, providing strategic planning, product development and market research services. From 1971 to 1974, he was associated with a consulting firm. From 1969 to 1971, Mr. Ain was employed by Digital Equipment Corporation both in product development and as Sales Training Director. He received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the University of Rochester. Mr. Ain is a director of KVH Industries, Inc., a manufacturer of navigation and satellite communications equipment. Mr. Ain is the brother of Aron J. Ain, Vice President, Marketing and Worldwide Field Operations of the Company.

Richard J. Dumler, 55
Director

         Richard J. Dumler has served as a Director of the Company since 1982. Mr. Dumler has been general partner of Lambda Management, L.P. since 1983 and Vice President of Lambda Fund Management Inc., an investment management company, since 1990. He served as First Vice President of Drexel, Burnham, Lambert, Inc. from 1983 to 1990. Mr. Dumler is a Director of Enscor, Incorporated, a Toronto based real estate finance organization.

Samuel Rubinovitz, 67
Director

         Samuel Rubinovitz has served as a Director of the Company since 1985. From 1989 until April 1996, he was a Director of EG&G, Inc., a diversified manufacturer of scientific instruments and electronic, optical and mechanical equipment. In January 1994, Mr. Rubinovitz retired from his position as Executive Vice President of EG&G, a position he had held since 1989. From 1986 to 1989, he was Senior Vice President of EG&G. Mr. Rubinovitz is a Director of the following three companies: Richardson Electronics, Inc., a manufacturer and distributor of electron tubes and semiconductors; KLA-Tencor Corporation, a manufacturer of high performance instrumentation used in the processing and inspection of semiconductors; and LTX Corporation, a manufacturer of instruments used to test semiconductor devices.

                                Class II Director
                              Term Expiring in 2000

W. Patrick Decker, 50
President, Chief Operating Officer

         W. Patrick Decker has served as President and Chief Operating Officer of the Company since October, 1996. Previously, he served as Vice President, Marketing and Field Operations of the Company from 1982 until October 1996. From 1981 to 1982, Mr. Decker was General Manager at Commodore Business Machines, Inc.-New England Division, a personal computer manufacturer. From 1979 to 1980, Mr. Decker was a National Sales Manager for the General Distribution Division of Data General Corporation, a computer company.

                                Class I Directors
                             Terms Expiring in 1999

D. Bradley McWilliams, 56
Director

         D. Bradley McWilliams has served as a Director of the Company since 1993. From 1982 to 1995, Mr. McWilliams held the position of Vice President of Cooper Industries, Inc., a worldwide manufacturer of electrical products, tools and hardware and automotive products. In 1995, Mr. McWilliams was named Senior Vice President and Chief Financial Officer of Cooper Industries, Inc.

Lawrence Portner, 61
Director

         Lawrence Portner has served as a Director of the Company since 1993. Mr. Portner held the position of Vice President of Software Engineering for Data General Corporation from June 1992 to December 1994 and served as a consultant to Data General from 1988 to June 1992. Prior to that time, Mr. Portner held the position of Research and Development Vice President and General Manager of Apollo Computer from 1983 to 1986. From 1963 to 1983, Mr. Portner served in various capacities at Digital Equipment Corporation, most recently as Vice President of Strategic Planning.


Board of Directors and Committees

         The Audit Committee of the Board of Directors, which held two meetings during fiscal year 1997, reviews with management and the independent auditors the Company's annual financial statements, the scope of the audit, any comments made by the independent auditors and such other matters that the Committee deems appropriate. In addition, the Committee reviews the performance and retention of the Company's independent auditors and reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate. Messrs. McWilliams and Dumler neither of whom is an executive officer or employee of the Company, currently serve on the Audit Committee.

         The Compensation and Stock Option Committee of the Board of Directors, which held six meetings during fiscal year 1997, administers the Company's stock option plans, recommends to the Board of Directors the annual salaries and bonuses of the Company's executive officers and makes recommendations to the Board of Directors with regard to the adoption of any new employee stock benefit plans. Messrs. Rubinovitz, Dumler and Portner, none of whom is an executive officer or an employee of the Company, currently serve on the Compensation and Stock Option Committee. See "Report of the Compensation Committee" below.

         During the Company's fiscal year ended September 30, 1997, the Board of Directors of the Company held a total of seven meetings. Each Director attended at least 75% of the total number of meetings of the Board of Directors and all committees on which he served.


Section 16(a) Beneficial Ownership Reporting Compliance

         Mr. Theodore Johnson, a former director of the Company, filed in February 1997 a Statement of Changes in Beneficial Ownership on Form 4 required by Section 16(a) of the Securities Exchange Act of 1934, relating to the sale of 3,500 shares in December 1996. The shares were held in the Wolverine Trust, of which Mr. Johnson is the settlor and sole beneficiary.


Director Compensation

         Effective May 1, 1997, the compensation paid to non-employee members of the Board of Directors was revised. Each Director who is not a full time employee of the Company currently receives a quarterly retainer of $1,000 for his services as a Director, $2,000 for each Board meeting attended, and $1,000 for each committee meeting not held on the same day as a Board meeting. In addition, each Director who serves as a Committee Chairman receives a quarterly retainer of $500. Expenses incurred by non-employee Directors to attend Board meetings are paid by the Company. It is also expected that each non-employee Director will receive annually a stock option grant to purchase 1,000 shares of Common Stock at a price equal to fair market value on the date of grant, so long as that Director owns a minimum of 2,000 shares of Common Stock of the Company. On April 23, 1997, each of Messrs. Dumler, Rubinovitz, McWilliams and Portner was awarded a stock option to purchase 1,000 shares of Common Stock at an exercise price of $18.125 per share.

Executive Compensation

         Summary   Compensation.   The   following   table  sets  forth  certain
information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during the three fiscal years ended September 30, 1995, 1996 and 1997 who were serving as executive officers on September 30, 1997 (the "Named Executive Officers").

                                            SUMMARY COMPENSATION TABLE

                                                      Annual                                         Long-Term
                                                   Compensation                                 Compensation Awards
                       --------------------------------------------------------------    -------------------------------
       Name and                                                          Other Annual                         All Other
       Principal                        Salary            Bonus          Compensation      Options/SARs      Compensation
       Position          Year             ($)              ($)               ($)                (#)             ($)(1)
       --------        --------     --------------    ------------     ---------------    --------------    -------------

Mark S. Ain.........     1997          $311,192           --                --                35,000            $1,500
  Chief Executive        1996           276,058        110,423              --                27,000             1,200
  Officer                1995           250,000         87,500              --                27,000               800

W. Patrick Decker...     1997           230,885           --              47,699(2)           35,000             1,500
  President & Chief      1996           172,862         69,144              --                 7,500             1,200
  Operating Officer      1995           164,000         57,400              --                 7,500               800

Aron J. Ain ........     1997           175,673           --                --                16,000             1,500
  Vice President         1996           147,565         59,026              --                 7,500             1,200
    Marketing and
    Worldwide Field
    Operations           1995           140,000         49,000              --                 7,500               800

Paul A. Lacy........     1997           175,673           --                --                14,000             1,500
  Vice President         1996           147,565         59,026              --                 7,500             1,200
  Finance &
    Administration       1995           140,000         49,000              --                 7,500               800

Laura L. Woodburn....    1997           151,442         30,000              --                25,000             1,500
  Vice President
  Engineering(3)
-----------
(1)     Amounts shown represent matching contributions made by the Company to its 401(k) Savings Plan on behalf of the Named
        Executive Officers.

(2)     Includes  $43,729 which  represents  reimbursement  of Mr. Decker's relocation expenses grossed-up for associated tax liabilities.

(3)     Ms.  Woodburn  joined  the  Company as Vice  President  for  Engineering  on November 20, 1996.

Option Grants and Exercises

         The following tables summarize option grants and exercises during fiscal year 1997 to or by the Named Executive Officers and the value of the options held by such persons at the end of fiscal year 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                                                                                   Annual Rates of
                                                                                                     Stock Price
                                                                                                   Appreciation for
                                                   Individual Grants                                Option Term(2)
                       ------------------------------------------------------------------    ----------------------------
                                          Percent of
                                           Options       Exercise
                           Options        Granted to     or Base
                           Granted        Employees in    Price           Expiration
        Name                (#)(1)        Fiscal Year     ($/Sh)              Date             5%($)         10%($)
        ----               -------        ------------   --------         ----------         --------       --------
Mark S. Ain......           35,000          10.25%        $25.125           01/17/02         $252,180       $560,145

W. Patrick Decker.          35,000          10.25%         25.125           01/17/02          252,180        560,145

Aron J. Ain......           16,000           4.68%         25.125           01/17/02          115,282        256,066

Paul A. Lacy.....           14,000           4.10%         25.125           01/17/02          100,872        224,058

Laura L. Woodburn.          20,000             5.85%       25.125           01/17/02          144,103        320,083
                          5,000(3)             1.46%       17.50            06/02/02           25,093         55,736
------------------

(1) Unless otherwise noted, each option was granted on November 18, 1996 and vests in five equal annual installments commencing one year from the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

(3)    Option  was  granted on   April 3, 1997 and vests  in five equal  annual
       installments commencing one year from the date of grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                         Number of               Value of Unexercised
                                                                    Unexercised Options         In-The-Money Options at
                                                                    at Fiscal Year-End          Fiscal Year-End ($)(2)
                                                                            (#)
                                                                   ----------------------     ----------------------------
                         Shares Acquired           Value
                          on Exercise(#)          Realized             Exercisable/                  Exercisable/
    Name                                           ($)(1)              Unexercisable                 Unexercisable
    ----
                        -------------------    ---------------     ----------------------     ----------------------------

Mark S. Ain.....                  0                     0             104,400/88,100              $1,725,624/442,312

W. Patrick Decker.                0                     0              17,250/50,600                 218,881/153,799

Aron J. Ain......             9,000               $256,317             33,900/31,600                 567,449/139,549

Paul A. Lacy......            5,000               128,305              34,150/29,600                 572,946/138,049

Laura L. Woodburn.                0                     0                  0/25,000                        0/56,875
------------

(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Common Stock on September 30, 1997 ($25.875), the last day of the Company's 1997 fiscal year, less the option exercise price.


                        REPORT OF COMPENSATION COMMITTEE

Introduction

         The Company's compensation program for executive officers is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"), which is composed of three non-employee Directors, Messrs. Rubinovitz, Dumler and Portner. The Committee is responsible for establishing and administering the policies which govern both annual compensation and equity ownership.

         The Company's executive compensation program reflects input from the Company's Chief Executive Officer. The Compensation Committee reviews his proposals concerning executive compensation and makes a final determination concerning the scope and nature of compensation arrangements. The actions of the Compensation Committee are reported to the Company's entire Board of Directors.

         Kronos believes it is important that its stockholders understand the Company's philosophy regarding executive compensation, and how this philosophy manifests itself in the Company's various compensation plans.

Philosophy

         All of Kronos' compensation programs are aimed at attracting and retaining key employees, motivating them to achieve, and rewarding them for above average Company performance. Different programs are geared to short and longer term performance with the goal of increasing stockholder value over the long term.

         Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards, and expectations. Since Kronos believes the performance of every employee is important to the success of the Company, it is mindful of the effect of its executive compensation and incentive programs on all employees.

         The Compensation Committee of Kronos believes that the compensation of Kronos' executives should reflect their success in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, and growth or maintenance of market share and long term competitive advantage, and ultimately, in attaining an increased price for the Company's stock. The Compensation Committee believes that the performance of Kronos' executives in the management of the Company, considered in the light of general economic and specific company, industry, and competitive conditions, should be the basis for the determination of executive compensation, bonuses, and stock option awards. It believes executive compensation should not be based on the short term performance of the Company's stock, whether favorable or unfavorable, but rather that the price of the Company's stock will, in the long term, reflect the operating performance of the Company, and ultimately, the management of the Company by its executives. The Company seeks to have the long term performance of the Company's stock reflected in executive compensation through the Company's stock option and other equity incentive programs.

Programs

         Kronos   currently   has  three  major   components  to  its  executive
compensation plans: salary, bonus and stock option and other equity incentive programs.

Salary

         In determining appropriate salary levels for executives, the Compensation Committee primarily takes into account salary compensation at comparably sized companies in the electronics and software industries. To track this, the Committee relies on salary surveys conducted by third parties and its own knowledge of compensation at companies in the Boston, Massachusetts area.

         The Committee's goal is to establish base salary compensation in the upper half of the range of salaries for executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success, but not at the highest levels. The Company believes this gives it the opportunity to attract and retain talented managerial employees both at the level of Vice President and below. At the same time, this level of salary allows the Company to have a bonus plan based on performance without raising executive compensation beyond levels which the Company believes are appropriate.

Bonus

         Kronos' cash bonus plan is aimed at rewarding its executives for the achievement of shorter term Company financial goals, primarily increases in the Company's pre-tax income. The Company's philosophy is to reward its senior executives as a group if the goals are achieved. The maximum bonus payable for fiscal 1997 ranged between 10 to 50% of base salary, depending on the achievement of financial goals, including the level of pre-tax income reached by the Company. The Company believes this level of award strikes the right balance between incentive and reward, without offering undue incentives to management to make short term decisions that could be harmful in the long run. Early in the Company's fiscal year, the Compensation Committee sets guidelines for the awards based upon achievement of financial goals, including the level of pre-tax income, and based upon its own assessment of the ability of the Company to achieve the Company's annual financial plan, in light of economic conditions and other factors. It is the general philosophy of the Board that management be rewarded for their performance as a team in the attainment of these goals, rather than individually.

         While the cash bonus plan is based on the attainment of certain financial goals, awards under the plan for any individual or the officers as a group are entirely at the discretion of the Compensation Committee, who may choose to award the bonus or not, in light of all relevant factors after completion of the Company's fiscal year.

Stock Option and Equity Incentive Programs

         The Company intends that its stock option program be its primary vehicle for offering long-term incentives and rewarding its executives and key employees. Kronos believes that stock options are the compensation mechanism which works most effectively to align the interests of the Company's management and shareholders. The goal of the program has been to enable members of the program to participate in the success of the Company in line with their contributions. Kronos desires that senior executives achieve a meaningful equity stake in the Company through their participation in the option program.

         Much has been written about the value of stock options at the time they are granted. In Kronos' case, in order to make their past options valuable, members of management worked over an extended period of time to build the Company, whose success at the time the options were granted was hardly assured. Given the price earnings multiple of Kronos stock, management will have to achieve substantial ongoing earnings growth for their options to have meaningful value. This also is not assured and will require dedication and effort similar to that put forth in the past. Kronos seeks to ensure this through continuing grants of stock options.

         Stock options are granted to key employees based upon prior performance, the importance of retaining their services for the Company, and the potential for their performance to help the Company attain its long term goals. There is no set formula for the award of options to individual executives or employees. The award of stock options is generally done annually in conjunction with the Compensation Committee's formal review of the individual performance of its key executives, including its CEO, and their contributions to the Company.

         In the past, Kronos has annually granted options to purchase between 2% and 5% of the Company's outstanding shares on a fully-diluted basis. Of this amount, approximately half have been granted to the Company's officers and the balance to key employees. The Compensation Committee currently expects to continue this general practice in the future.

         In connection with its equity incentive plan, participants may use shares to exercise their options or to pay taxes on nonstatutory options. In addition, the Company has a cash loan program available to its officers under which, given certain circumstances, up to $50,000 may be borrowed using Kronos shares as collateral. The purpose of these programs is to encourage the officers to hold rather than sell their Kronos shares.

         The Employee Stock Purchase Plan is designed to appeal primarily to non-executive Kronos employees and is not intended to be a meaningful element in executive compensation.

Summary of Compensation of Chief Executive Officer

         In fiscal year 1997, Mark S. Ain, the Company's Chief Executive Officer, received a salary of $311,192. He received no bonus compensation for fiscal year 1997. In deciding whether or not bonus compensation would be paid for fiscal year 1997, the Compensation Committee reviewed whether certain of the Company's financial goals established at the beginning of fiscal year 1997 had been attained. On October 1, 1997, Mr. Ain was granted stock options to purchase 30,000 shares of Common Stock at a price of $26.50 per share, the fair market value on the date of the grant, based on Mr. Ain's performance in fiscal year 1997. These options vest at the rate of 7,500 shares per year, beginning on the first anniversary date of the grant. In determining the number of shares covered by the options granted to Mr. Ain, the Compensation Committee evaluated Mr. Ain's prior performance, the importance of retaining his services for the Company, and his potential to help the Company attain its long-term goals.

         The Company does not believe that Section 162(m) of the Internal Revenue Code, as amended (the "Code"), which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Company. The Compensation Committee has determined to amend the Company's 1992 Equity Incentive Plan as described below to comply with Section 162(m).


Compensation Committee Interlocks and Insider Participation

         No member of the Compensation Committee was at any time during the past fiscal year, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. No executive officer of the Company has served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a Director of or member of the Compensation Committee of the Company.

                          COMPARATIVE STOCK PERFORMANCE

         The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative return of (i) the Nasdaq Stock Market - U.S. Index (the "Nasdaq Composite Index"), and (ii) the Hambrecht & Quist Technology Index (the "Industry Index") during the five-year period ended September 30, 1997. The graph assumes the investment of $100 in the Company's Common Stock, the Nasdaq Composite Index and the Industry Index and assumes dividends are reinvested. Measurement points are the last days of the Company's fiscal years ended September 30, 1993, 1994, 1995, 1996 and 1997, and the last trading days of each of the other months in the Company's 1993, 1994, 1995, 1996 and 1997 fiscal years.

    DATES       Kronos Incorporated        Industry Index             Nasdaq Composite Index
    -----       -------------------        --------------             ----------------------
      Sep-92           100                     100                            100
       Oct-92         123.44                   105.76                         103.94
       Nov-92         137.50                   113.27                         112.21
       Dec-92         134.37                   118.53                         116.34
       Jan-93         106.25                   128.40                         119.65
       Feb-93         112.50                   124.02                         115.19
       Mar-93         110.94                   125.93                         118.52
       Apr-93          90.62                   118.47                         113.46
       May-93         100.00                   130.82                         120.24
       Jun-93          92.19                   129.15                         120.80
       Jul-93         103.13                   121.73                         120.94
       Aug-93         110.94                   129.51                         127.19
       Sep-93         118.75                   131.89                         130.98
       Oct-93         110.94                   134.15                         133.92
       Nov-93          98.44                   136.12                         129.93
       Dec-93         106.25                   139.16                         133.55
       Jan-94          92.19                   147.76                         137.61
       Feb-94         103.13                   152.64                         136.32
       Mar-94          96.87                   144.29                         127.94
       Apr-94         101.56                   140.58                         126.28
       May-94         103.13                   140.99                         126.59
       Jun-94          97.66                   132.00                         121.96
       Jul-94         109.37                   136.93                         124.46
       Aug-94         112.50                   151.02                         132.39
       Sep-94         121.88                   150.53                         132.06
       Oct-94         142.19                   164.32                         134.65
       Nov-94         146.09                   162.91                         130.18
       Dec-94         162.50                   167.17                         130.55
       Jan-95         162.50                   164.73                         131.28
       Feb-95         170.31                   179.00                         138.22
       Mar-95         180.47                   187.20                         142.32
       Apr-95         190.62                   201.22                         146.80
       May-95         203.12                   208.43                         150.59
       Jun-95         232.03                   233.52                         162.79
       Jul-95         284.37                   254.84                         174.76
       Aug-95         289.06                   257.76                         178.30
       Sep-95         289.06                   263.91                         182.40
       Oct-95         287.50                   267.62                         181.35
       Nov-95         271.88                   264.33                         185.61
       Dec-95         296.87                   249.96                         184.62
       Jan-96         318.75                   253.65                         185.53
       Feb-96         291.07                   266.36                         192.60
       Mar-96         239.06                   254.77                         193.23
       Apr-96         278.91                   289.98                         209.27
       May-96         302.34                   294.35                         218.88
       Jun-96         332.81                   272.91                         209.01
       Jul-96         258.98                   244.86                         190.39
       Aug-96         278.91                   259.69                         201.06
       Sep-96         288.28                   289.71                         216.44
       Oct-96         273.05                   285.56                         214.05
       Nov-96         267.19                   319.23                         227.28
       Dec-96         300.00                   310.66                         227.08
       Jan-97         309.38                   343.93                         243.22
       Feb-97         255.47                   315.84                         229.77
       Mar-97         164.06                   296.11                         214.77
       Apr-97         201.56                   307.07                         221.49
       May-97         243.75                   353.29                         246.60
       Jun-97         257.81                   356.41                         254.15
       Jul-97         229.69                   413.75                         280.98
       Aug-97         254.30                   414.93                         280.51
       Sep-97         242.58                   431.95                         297.11

           APPROVAL OF AMENDMENT TO RESTATED ARTICLES OF ORGANIZATION

         On November 14, 1997, the Board of Directors of the Company unanimously voted to recommend to the stockholders that the Company's Restated Articles of Organization be amended to increase the number of authorized shares of common stock from 12,000,000 shares to 20,000,000 shares.

         The authorized Common Stock of the Company currently consists of 12,000,000 shares, $0.01 par value per share, of which 8,182,245 shares were outstanding as of November 14, 1997, and approximately 1,431,846 shares were reserved for issuance pursuant to the Company's stock option plans, stock purchase plans and other employee benefit plans. In addition, the Board of Directors has approved, subject to stockholder approval, an amendment to the Company's 1992 Equity Incentive Plan increasing by 1,000,000 the number of shares available for issuance under the Plan. See "Approval of Amendments to 1992 Equity Incentive Plan" below. The Board of Directors believes that the authorization of additional shares of Common Stock is desirable to provide shares for issuance in connection with possible future financings, joint ventures, acquisitions, possible future stock dividends, or other general corporate purposes. However, there is no existing plan, understanding or agreement for the issuance of any shares of Common Stock with the exception of the shares of Common Stock available for issuance upon exercise of stock options or similar arrangements as described above. If the amendment to the Restated Articles of Organization is adopted by the stockholders, the Board of Directors would have authority to issue shares of Common Stock without the necessity of future stockholder action. Holders of the Common Stock have no preemptive rights with respect to any shares which may be issued in the future.


                            APPROVAL OF AMENDMENTS TO
                           1992 EQUITY INCENTIVE PLAN

         In the opinion of the Board of Directors, the future success of the Company depends, in large part, on its ability to attract, retain and motivate key employees with experience and ability. Under the Company's 1992 Equity Incentive Plan (the "Plan") the Company is currently authorized to grant equity incentives, including stock options, to purchase up to an aggregate of 1,237,500 shares of Common Stock. As of November 14, 1997, 1,201,220 shares of Common Stock had been issued, or are reserved for issuance, pursuant to awards granted under the Plan to employees and Directors of the Company; the Company estimates that the remaining 36,280 shares available for issuance under the Plan will not be sufficient to meet the Company's needs for the duration of the Plan, which expires by its terms in 2002. The Company does not currently intend to issue any awards under any of its other stock option plans.

         Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In particular, income recognized upon the exercise of a stock option is not subject to the deduction limit if the option was issued under a plan approved by stockholders that provides a limit to the number of shares that may be issued under the plan to any individual. To comply with Section 162(m), the Plan was amended in 1996 to limit to 75,000 the number of shares that may be issued to any employee in any calendar year, (subject to adjustment for certain changes in the Company's capitalization.) In order to give the Company additional flexibility in attracting and retaining key officers and employees, the Board of Directors has decided, subject to stockholder approval, to increase from 75,000 to 100,000 the number of shares that may be issued under the Plan to any employee in any calendar year. In addition, Section 162(m) requires that the continuance of the Plan be approved by stockholders.

         Accordingly, on November 14, 1997, the Board of Directors voted, subject to stockholder approval, (i) to increase from 1,237,500 to 2,237,500 the number of shares available for issuance under the Plan (subject to adjustment for certain changes in the Company's capitalization); (ii) to increase from 75,000 to 100,000 the number of shares that may be issued to any employee in any calendar year (subject to adjustment for certain changes in the Company's capitalization); and (iii) to continue the Plan, as amended. If the stockholders do not approve the proposed amendments, the Company will not grant any further options or make any further awards of stock under the Plan.

         On November 14, 1997, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $32.0625.


General

         The Plan was adopted by the Board of Directors on March 27, 1992 and approved by the stockholders on April 16, 1992. An amendment to the Plan was approved by the stockholders on February 2, 1996, to increase the number of shares available for issuance under the Plan to 1,237,500 and to limit to 75,000 (subject to adjustment for certain changes in the Company's capitalization) the number of shares or rights to acquire shares under the Plan which may be granted in any calendar year to any one employee of the Company. The Plan provides for the grant of stock options, stock appreciation rights ("SARs"), restricted and unrestricted stock, deferred stock, performance awards, loans and supplemental grants ("Awards") to employees and Directors of the Company and its subsidiaries and to other persons in a position to make a contribution to the success of the Company and its subsidiaries. The Plan is administered by the Board of Directors, which has the authority to select the persons to whom Awards are granted and to determine the terms of each Award. The Board of Directors may delegate some or all of its powers with respect to the Plan to a committee of the Board, and has currently delegated substantially all of such powers to the Compensation Committee.

         All Awards (other than Awards in the form of an outright transfer of cash or unrestricted stock) are nontransferable other than by will or by the laws of descent and distribution or, in some cases, pursuant to certain domestic relations orders. Upon the termination of the relationship of a participant in the Plan (a "Participant") with the Company, any options or SARs which were exercisable by the Participant immediately prior to such termination may be exercised by the Participant for up to three months following such termination (or other period determined by the Board), except in the case of the death of the Participant, in which case the Participant's executor or heir will have a period of up to one year in which to exercise such options or SARs. Unless otherwise determined by the Board, upon any such termination, all restricted stock of the Participant will be transferred to the Company, and all other Awards to which the Participant is not irrevocably entitled will be canceled. In the event of a "change in control" of the Company, each outstanding option and SAR under the Plan will become exercisable in full, each share of restricted stock will become free of restrictions and conditions on deferred stock awards, performance awards and supplemental grants relating to the passage of time and continued employment will be removed. A "change in control" will occur when any person (together with its affiliates) becomes the beneficial owner of 35% or more of the Company's outstanding securities (other than as a result of acquiring such securities from the Company) or when, during any two-year period, the majority of the Board of the Company is replaced by Directors who were not elected or nominated by at least a two-thirds majority of the Directors of the Company.

         Because Award grants under the Plan are determined on a case by case basis, the benefits to be received by any particular current executive officer, by all current executive officers as a group, or by non-executive officer employees as a group cannot be determined by the Company at this time.

Stock Options

         Under the Plan, the Company may grant Awards comprising stock options that are intended to qualify as incentive stock options within the meaning of
Section 422 of the Code, or options not intended to qualify as incentive stock options. Any incentive stock options may be granted to employees of the Company, and with an exercise price established by the Board which may not be less than 100% of the fair market value of the Common Stock as of the date of grant, or 110% of the fair market value on the date of grant in the case of grants to persons who are at the time of such grant the owners of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries. The term of an option may not exceed ten years from the date of grant, or five years from the date of grant in the case of an option granted to a ten percent shareholder.

         Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or check in an amount equal to the exercise price of such options or, to the extent permitted by the Board, by (A) delivery of shares of Common Stock owned by the optionee for a least six months (or such shorter period as is approved by the Board), and which have a fair market value equal to the exercise price, (B) delivery of a promissory note of the optionee to the Company on terms determined by the Board, (C) delivery of an irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (D) any combination of the foregoing.


Stock Appreciation Rights

         An SAR is the right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant. The Board may grant SARs entitling recipients on exercise of the SAR to receive an amount, in cash or Common Stock or a combination thereof, determined in whole or in part by reference to appreciation in the fair market value of the stock between the date of the grant of the SAR and the exercise of the SAR. An SAR shall entitle the Participant to receive, with respect to each share of Common Stock as to which the SAR is exercised, the excess of the share's fair market value on the date of exercise over its fair market value on the date the SAR was granted. The Board may also grant SARs that provide that, following a change in control of the Company, the holder of such SAR will be entitled to receive, with respect to each share of stock subject to the SAR, an amount equal to the excess of a specified value (which may include an average of values) for a share of Common Stock during a period preceding such change in control over the fair market value of a share of Common Stock on the date the SAR was granted. SARs may be granted in tandem with, or independently of, options granted under the Plan. An SAR granted in tandem with an option that is not an incentive stock option may be granted either at or after the time the option is granted. An SAR granted in tandem with an incentive stock option may be granted only at the time the option is granted. When SARs are granted in tandem with options, certain special provisions will apply.


Performance Awards

         The Board may make performance share awards entitling recipients to acquire, without payment, shares of Common Stock or cash or a combination thereof upon the attainment of specified performance goals.


Restricted and Unrestricted Stock; Deferred Stock

         The Board may grant Restricted Stock Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their purchase price (or to require forfeiture of such shares if received at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restricted period or restricted periods established by the Board for such Award ("Restricted Stock"). Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Board, during the applicable restriction period. In addition, the Board may grant (or sell at a purchase price determined by the Board) to Participants shares of Common Stock free of any restrictions under the Plan, or the issuance of which will be deferred until certain conditions are met. The purchase price for each share of Restricted Stock and Common Stock not subject to restrictions shall be determined by the Board of Directors and may not be less than the par value of the Common Stock.


Loans and Supplemental Grants

         Under the Plan, the Company may make cash loans or grants available to a Participant in connection with Awards. No loan may have a term of more than ten years. Cash grants will not exceed the Participant's grossed-up tax liability with respect to any Award.


Federal Income Tax Consequences

         Incentive Stock Options. No taxable income is recognized by an optionee, and no business expense deduction is available to the Company, upon either the grant or exercise of an incentive stock option. However, the difference between the exercise price of an incentive stock option and the fair market value on the date of exercise of the Common Stock acquired will be included in alternative minimum taxable income for an optionee for purposes of the "alternative minimum tax." Generally, if an optionee holds shares acquired upon the exercise of incentive stock options until the later of (i) two years from the grant of the option and (ii) one year from the date of transfer of the purchased shares to him or her (the "Statutory Holding Period"), any gain recognized by the optionee on a sale of the shares will be treated as capital gain. The gain recognized upon the sale of the stock is the difference between the option price and the sale price of the stock. The net federal income tax effect on the holder of incentive stock options is to defer, until the stock is sold, taxation of any increase in the stock's value from the time of grant to the time of exercise.

         If the optionee sells the stock prior to the expiration of the Statutory Holding Period, he or she will realize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise less the option price, or (ii) the amount realized on sale less the option price, and the Company will receive a corresponding business expense deduction. The optionee will recognize a capital gain in an amount equal to the excess, if any, of the sale price over the fair market value of the stock on the date of exercise. If the optionee sells the stock for less than the option price, he or she will recognize a capital loss equal to the difference between the sale price and the option price. The capital gain or loss will be long-term if the shares are held for more than one year after exercise and short-term if the shares are held for a shorter period.

         Non-Statutory Options. No taxable income is recognized by the optionee upon the grant of a non-statutory option. The optionee must recognize as ordinary compensation income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price. The Company will be entitled to a business expense deduction equal to the amount of ordinary compensation income recognized by the optionee, subject to the limitations imposed by Section 162(m) of the Code. The optionee will have a basis in the shares acquired upon exercise of the option equal to the option price plus any ordinary compensation income recognized.

                  The optionee will recognize a capital gain or any loss upon the subsequent disposition of the purchased shares equal to the difference between his or her basis and the amount realized upon the sale. The capital gain or loss will be a capital gain or loss, and will be a long-term capital gain or capital loss if the shares are held for more than one year and a short-term capital gain or loss if the shares are held for a shorter period.

                  Stock Appreciation Rights. No taxable income is recognized by the recipient upon the grant of an SAR under the Plan. The recipient must recognize as ordinary compensation income any cash delivered and the fair market value of any shares of Common Stock delivered in payment of an amount due under an SAR. The Company will be entitled to a business expense deduction equal to the amount of ordinary compensation income recognized by the recipient, subject to the limitations of Section 162(m) of the Code.

                  On the disposition by the recipient of any Common Stock received in payment of an SAR, any additional gain or any loss recognized will be a capital gain or loss, and will be a long-term capital gain or loss if the shares are held for more than one year, and a short-term capital gain or loss if the shares are held for a shorter period.

         Performance Awards. No taxable income is recognized by the recipient upon the grant of a Performance Award. The recipient must recognize as ordinary compensation income the fair market value of any shares of Common Stock actually delivered in accordance with the terms of the Performance Award. The Company will be entitled to a business expense deduction equal to the amount of ordinary compensation income recognized by the recipient, subject to the limitations of
Section 162(m) of the Code.

         On the disposition by the recipient of any Common Stock received pursuant to a Performance Award, any additional gain or any loss recognized will be a capital gain or loss, and will be a long-term capital gain or loss if the shares are held for more than one year, and a short-term capital gain or loss if the shares are held for a shorter period.

         Restricted and Unrestricted Stock. Neither the Company nor the recipient of a Restricted Stock Award will realize any federal tax consequences at the time the award is granted, unless the recipient makes an election under
Section 83(b) of the Code. If the recipient makes a Section 83(b) election within 30 days of the date of the grant, then the recipient will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If such election is made and the recipient subsequently forfeits some or all of the shares, the recipient will not be entitled to any tax refund. If the
Section 83(b) election is not made, the recipient will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The Company will be entitled to deduct, as a compensation expense, the same amount as the employee is required to recognize as ordinary compensation income, in the same year as the employee includes the amount in income for federal tax purposes, subject to the limitations of Section 162(m) of the Code.

         When the recipient sells the stock, he or she will recognize a capital gain or loss at the time of sale on the difference between his or her basis (the price paid plus any amount taxed as ordinary compensation income) and the sale price. Such capital gain or loss will be a long-term capital gain or loss if the stock is held for more than one year from the date of grant if a Section 83(b) election is made, and, for all other cases, for more than one year from the date that the forfeiture provisions or restrictions on transfer lapse. The capital gain or loss will be short-term if the shares are held for shorter period.

         The recipient of an Unrestricted Stock Award will recognize ordinary compensation income, for the year in which the Award is granted, in an amount, if any, equal to the difference between the fair market value of the Common Stock at the time the Unrestricted Stock Award is granted and the purchase price for the Common Stock. The Company will be entitled to a business expense deduction equal to the amount of ordinary compensation income recognized by the recipient, subject to the limitations of Section 162(m) of the Code. On the disposition by the recipient of any Unrestricted Stock, any additional gain or any loss recognized will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year, and as a short-term gain or loss if the shares are held for a shorter period.

         Maximum Income Tax Rates on Capital Gain and Ordinary Income. Long-term capital gain will be taxable at a maximum rate of 20% if attributable to Common Stock held for more than eighteen months and at a maximum rate of 28% if attributable to Common Stock held for more than one year but not more than eighteen months. Short-term capital gain and ordinary income will be taxable at a maximum rate of 39.6%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.


Board Recommendation

         The Board of Directors believes that the Amendments are in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR these Amendments. If the Amendments are not approved by the stockholders, the Company will not grant options in excess of the current authorized number of options.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young as the Company's independent auditors for the current fiscal year. Ernst & Young has served as the Company's independent auditors since 1979. Although stockholder approval of the Board of Directors' selection of Ernst & Young is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Ernst & Young.

         A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

         Proposals of stockholders submitted for consideration at the 1999 Annual Meeting of Stockholders must be received by the Company not later than August 14, 1998 in order to be considered for inclusion in the Company's proxy material for that meeting.

         The Company's Amended and Restated By-Laws also establish an advance notice procedure with respect to stockholder nomination of candidates for election as Directors. A notice regarding stockholder nominations for Director must be received by the Company not less than 60 days nor more than 90 days prior to the applicable stockholder meeting, provided, however, that in the event the date of the meeting is not publicly announced by the Company by mail, press release or otherwise more than 70 days prior to the meeting, the notice must be received by the Company not later than the tenth day following the day on which such announcement of the date of the meeting is made. Any such notice must contain certain specified information concerning the persons to be nominated and the stockholder submitting the nomination, all as set forth in the By-Laws. The presiding officer of the meeting may refuse to acknowledge any Director nomination not made in compliance with such advance notice requirements. The Company has not publicly announced the date of the 1999 Annual Meeting prior to the mailing of this Notice and Proxy Statement. Accordingly, an appropriate notice from a stockholder regarding nominations for Director to be acted on at the 1999 Annual Meeting must be received by the Company within ten days of this mailing.


                                 OTHER BUSINESS

         The Board of Directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.


                                            By Order of the Board of Directors,
                                            PAUL A. LACY, Clerk



December 12 , 1997

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY
FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.




-------
  X    PLEASE MARK VOTES AS IN THIS EXAMPLE
-------                                                   With- For All
                                                      For hold  Except                                           For Against Abstain
   1.) To elect the  following  persons as Class III  [_] [_]   [_]         2.) To approve an amendment to the   [_] [_]     [_]
       Directors (except as marked below):                                      Company's Restated Articles of
                                                                                Organization increasing the number
                                                                                of authorized shares of Common
                                                                                Stock from 12,000,000 to
                                                                                20,000,000 shares
       Mark S. Ain, Richard J. Dumler and Samuel Rubinovitz                                                      For Against Abstain
                                                                            3.) To approve amendments to the     [_] [_]     [_]
                                                                                Company's 1992 Equity Incentive Plan
       If you do not wish your shares voted "For"                               (the "Plan") to (i) increase from
       a  particular nominee,  mark  the "For All                               1,237,500 to 2,237,500  (subject to
       Except" box and strike a line through that                               adjustments for certain changes in the
       nominee(s)'  name. Your shares will be                                   Company's capitalization) the  number
       voted  for the remaining  nominee(s).                                    of shares of Common Stock available
                                                                                for issuance under the Plan; (ii)
                                                                                increase from 75,000 to 100,000
       RECORD DATE SHARES:                                                      (subject to adjustments for certain
                                                                                changes  in    the   Company's
                                                                                capitalization)  the number of shares
                                                                                for which Awards under the Plan may
                                                                                be granted in any  calendar year to any
                                                                                one employee of the Company; and
                                                                                (iii) to continue the Plan.
                                                                                                                 For Against Abstain
                                                                            4.) To ratify the selection of Ernst [_] [_]     [_]
                                                                                & Young LLP as the Company's
                                                                                independent auditors for the 1998
                                                                                fiscal year.
                                                                                                                 For Against Abstain
                                                                            5.) To transact such other business  [_] [_]     [_]
                                                                                as may properly come before the
                                                                                meeting or any and all adjourned
                                                                                sessions of the meeting.
                                                         -----------
       Please be sure to sign and date this Proxy.      | Date      |
                                                         -----------
 -------------------------------------------------------------------
|                                                                   |           Mark box at right if comments or
|                                                                   |           address change have been noted on[_]
|                                                                   |           the reverse side of this card.
|                                                                   |
 -------------------------------------------------------------------
       Stockholder sign here             Co-owner sign here

DETACH CARD

                               KRONOS INCORPORATED
       Dear Stockholder:

       Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

       Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

       Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

       Your vote must be received prior to the Annual Meeting of Stockholders of the Company on Friday, January 30, 1998.

       Thank you in advance for your prompt consideration of these matters.

       Sincerely,
       Kronos Incorporated

                               KRONOS INCORPORATED
                  Proxy for the Annual Meeting of Stockholders
                         To Be Held on January 30, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoint(s) Mark S. Ain and Paul A. Lacy, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of stock of Kronos Incorporated (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 400 Fifth Avenue, Waltham, Massachusetts on Friday, January 30, 1998 at 10:00 a.m., or any adjourned sessions thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted for proposals 1, 2, 3, 4, and 5. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised.



 ------------------------------------------------------------------------------
| PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.| |Please sign this proxy exactly as your name appears on the reverse side|
|hereof. Joint owners should each sign personally. Trustees and other| |fiduciaries should indicate the capacity in which they sign, and where more| |than one name appears, a majority must sign. If a corporation, this signature| |should be that of an authorized officer who should state his or her title. |
 ------------------------------------------------------------------------------
HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?


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